As filed with the Securities and Exchange Commission on June 22, 2012

Registration No. 333-180486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

SERVICENOW, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	20-2056195
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ServiceNow, Inc.

12225 El Camino Real, Suite 100

San Diego, California 92130

(858) 720-0477

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank Slootman

President and Chief Executive Officer

ServiceNow, Inc.

12225 El Camino Real, Suite 100

San Diego, California 92130

(858) 720-0477

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Robert A. Freedman, Esq. Dawn H. Belt, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Robert Specker, Esq. General Counsel ServiceNow, Inc. 12225 El Camino Real, Suite 100 San Diego, California 92130 (858) 720-0477	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purposes of filing Exhibit 1.1 and amending the disclosures in Item 16 of Part II of the Registration Statement (Commission File No. 333-180486). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee and:

Amount Paid or to be Paid
SEC registration fee	$26,102
FINRA filing fee	23,276
New York Stock Exchange listing fee	250,000
Printing and engraving expenses	220,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	110,622

Total	$2,900,000

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to Section 11 of the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Three of Registrant’s directors (Paul V. Barber, Douglas M. Leone and Charles E. Noell, III) are also indemnified by their employers with regard to their service on the Registrant’s board of directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Restated Certificate of Incorporation to be effective upon the closing of this offering.	3.2
Form of Restated Bylaws to be effective upon the closing of this offering.	3.4
Third Amended and Restated Investors Rights Agreement dated November 25, 2009 among the Registrant and certain of its stockholders, as amended.	4.2
Form of Indemnification Agreement.	10.1

Item 15.	Recent Sales of Unregistered Securities.

Since June 14, 2009 and through June 14, 2012, the Registrant has issued and sold the following securities:

(1) From June 14, 2009 to June 14, 2012, we granted stock options under our 2005 Stock Plan to purchase 38,734,564 shares of common stock (net of expirations, forfeitures and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.2813 to $16.00 per share, as well as 1,030,644 RSUs to our employees under our 2005 Stock Plan. Of these, options to purchase 3,858,645 shares of common stock have been exercised through June 14, 2012 for aggregate consideration of $5,950,661, at exercise prices ranging from $0.2813 to $9.40 per share.

(2) In November 2009, we entered into a Series D Preferred Stock Purchase Agreement pursuant to which we issued and sold to accredited investors in multiple closings an aggregate of 2,990,635 shares of Series D preferred stock, at a purchase price of $17.267333 per share, for aggregate consideration of $51,640,290. Upon the closing of this offering, these shares will convert into 23,925,080 shares of common stock.

(3) In February 2012, we entered into a Common Stock Purchase Agreement pursuant to which we issued and sold to accredited investors an aggregate of 1,750,980 shares of common stock, at a purchase price of $10.20 per share, for aggregate consideration of $17,859,996.

The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2005 Stock Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (2) and (3) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation, as amended to date.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3*	Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1*	Form of Common Stock Certificate.

4.2*	Third Amended and Restated Investors Rights Agreement dated November 25, 2009 among the Registrant and certain of its stockholders, as amended.

5.1*	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2005 Stock Plan, Forms of Stock Option Agreement and Form of Restricted Stock Unit Agreement thereunder.

10.3*	2012 Equity Incentive Plan, to become effective on the date immediately prior to the date on which the registration statement is declared effective, and Forms of Stock Option Award Agreement, Restricted Stock Agreement, Stock Appreciation Right Award Agreement and Restricted Stock Unit Award Agreement thereunder.

10.4*	2012 Employee Stock Purchase Plan, to become effective upon the closing of this offering, and Form of Subscription Agreement thereunder.

10.5*	Employment Agreement dated May 2, 2011 among the Registrant and Frank Slootman.

10.6*	Employment Agreement dated May 12, 2011 among the Registrant and Michael P. Scarpelli.

10.7*	Employment Agreement dated May 21, 2011 among the Registrant and David L. Schneider.

10.8*	Employment Agreement dated August 1, 2011 among the Registrant and Daniel R. McGee.

10.9*	Employment Agreement dated August 15, 2011 among the Registrant and Arne Josefsberg.

10.10*	Office Lease dated August 27, 2010 between the Registrant and Kilroy Realty, L.P.

10.11*	Office Lease dated February 14, 2012 between the Registrant and The Irvine Company LLC.

16.1*	Change in Certifying Accountant Letter

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of independent registered public accounting firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney. Reference is made to the signature page hereto.

*	Previously filed.

(b) Financial Statement Schedule.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 22nd day of June, 2012.

SERVICENOW, INC.

By:	/s/ Frank Slootman
Frank Slootman President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Slootman Frank Slootman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2012

/s/ Michael P. Scarpelli Michael P. Scarpelli	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2012

* Frederic B. Luddy	Chief Product Officer and Director	June 22, 2012

* Paul V. Barber	Director	June 22, 2012

* Ronald E.F. Codd	Director	June 22, 2012

* Douglas M. Leone	Director	June 22, 2012

* Jeffrey A. Miller	Director	June 22, 2012

* Charles E. Noell, III	Director	June 22, 2012

* William L. Strauss	Director	June 22, 2012

*By:	/s/ Frank Slootman Frank Slootman	Attorney-in-Fact	June 22, 2012

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.

3.1*	Restated Certificate of Incorporation, as amended to date.

3.2*	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.

3.3*	Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective upon closing of this offering.

4.1*	Form of Common Stock Certificate.

4.2*	Third Amended and Restated Investors Rights Agreement dated November 25, 2009 among the Registrant and certain of its stockholders, as amended.

5.1*	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnification Agreement.

10.2*	2005 Stock Plan, Forms of Stock Option Agreement and Form of Restricted Stock Unit Agreement thereunder.

10.3*

2012 Equity Incentive Plan, to become effective on the date immediately prior to the date on which the registration statement is declared effective, and Forms of Stock Option Award Agreement, Restricted Stock Agreement, Stock Appreciation Right Award Agreement and Restricted Stock Unit Award Agreement thereunder.

10.4*	2012 Employee Stock Purchase Plan, to become effective upon the closing of this offering, and Form of Subscription Agreement thereunder.

10.5*	Employment Agreement dated May 2, 2011 among the Registrant and Frank Slootman.

10.6*	Employment Agreement dated May 12, 2011 among the Registrant and Michael P. Scarpelli.

10.7*	Employment Agreement dated May 21, 2011 among the Registrant and David L. Schneider.

10.8*	Employment Agreement dated August 1, 2011 among the Registrant and Daniel R. McGee.

10.9*	Employment Agreement dated August 15, 2011 among the Registrant and Arne Josefsberg.

10.10*	Office Lease dated August 27, 2010 between the Registrant and Kilroy Realty, L.P.

10.11*	Office Lease dated February 14, 2012 between the Registrant and The Irvine Company LLC.

16.1*	Change in Certifying Accountant Letter

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of independent registered public accounting firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1*	Power of Attorney. Reference is made to the signature page hereto.

*	Previously filed.